                                                                            7099


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               _________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                       (Amendment No. _______________)/1/



                          AquaCell Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   03840N107
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 13, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_] Rule 13d-1(b)

      [_] Rule 13d-1(c)

      [X] Rule 13d-1(d)

---------------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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Schedule 13G                           Forms                                7100
--------------------------------------------------------------------------------
CUSIP No.    03840N107                  13G                    Page 1 of 3 Pages
----------------------                                         -----------------

 1. NAMES OF REPORTING PERSONS.                  James C. Witham
    I.R.S.  IDENTIFICATION NO.  OF ABOVE PERSONS (ENTITIES ONLY)

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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]
                                                 Inapplicable    (b) [_]

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 3. SEC USE ONLY

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 4. CITIZENSHIP OR PLACE OF ORGANIZATION         USA

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  NUMBER OF     5.  SOLE VOTING POWER            2,100,000

   SHARES      -----------------------------------------------------------------

 BENEFICIALLY   6.  SHARED VOTING POWER          0

  OWNED BY     -----------------------------------------------------------------

    EACH        7.  SOLE DISPOSITIVE POWER       2,100,000

  REPORTING    -----------------------------------------------------------------

 PERSON WITH    8.  SHARED DISPOSITIVE POWER     0

--------------------------------------------------------------------------------

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 2,100,000

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                     Inapplicable        [_]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                 26.8

--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*
                                                 IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a).  Name of Issuer:

            AquaCell Technologies, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            10410 Trademark Street, Rancho Cucamonga, CA  91730
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            James C. Witham
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            10410 Trademark Street, Rancho Cucamonga, CA  91730
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            USA
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            03840N107
            --------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:   Inapplicable

            (a) [_] Broker or dealer registered under Section 15 of the Exchange
                    Act.
            (b) [_] Bank as defined, in Section 3(a)(6) of the Exchange Act.
            (c) [_] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.
            (d) [_] Investment company registered under Section 8 of the
                    Investment Company Act.
            (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E);
            (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);
            (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;
            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)  Amount beneficially owned:
                 2,100,000
                 ---------------------------------------------------------------

            (b)  Percent of class:
                 26.8
                 ---------------------------------------------------------------

            (c)  Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the vote     2,100,000
                                                               -----------------
                 (ii)  Shared power to vote or to direct the vote   0
                                                                 ---------------
                 (iii) Sole power to dispose or to direct the
                       disposition of                               2,100,000
                                     -------------------------------------------
                 (iv)  Shared power to dispose or to direct the
                       disposition of                               0
                                     -------------------------------------------
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Item 5.  Ownership of Five Percent or Less of a Class.      Inapplicable

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Inapplicable

Item 8.  Identification and Classification of Members of the Group.

     Inapplicable

Item 9.  Notice of Dissolution of Group.

     Inapplicable

Item 10.  Certifications.

     Inapplicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 7, 2001
                                        ----------------------------------------
                                                         (Date)

                                                 /s/  James C. Witham
                                        ----------------------------------------
                                                       (Signature)

                                        James C. Witham, Chief Executive Officer
                                        ----------------------------------------
                                                       (Name/Title)